Exhibit 99.1

WYNN RESORTS ISSUES NOTICE REGARDING ITS 6% CONVERTIBLE DEBENTURES

LAS VEGAS, Nov 17, 2006 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) announced today that, in connection with its previously announced special cash distribution of $6.00 per share on its outstanding common stock, the Company will make a special payment to the holders of its 6% Convertible Subordinated Debentures due 2015 so that they will participate in the special distribution to the same extent as if they had converted their Debentures to common stock. The Company will pay holders of Debentures a cash amount equal to $260.87 per $1,000 principal amount. Payment will be made on December 4, 2006, to holders of record on November 23, 2006. In accordance with the indenture governing the Debentures, as a result of the payment, no adjustment will be made to the conversion price of the Debentures as a result of the special cash distribution.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened, featuring 600 deluxe hotel rooms and suites, approximately 220 table games and 380 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. Additionally, the Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space.

CONTACT:

Wynn Resorts, Limited, Las Vegas

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com

www.wynnmacau.com

SOURCE:

Wynn Resorts, Limited